EXHIBIT 99.1

NEWS RELEASE

Nabors’ First Quarter EPS Increases 16% to $0.92, on Lower Tax Rate and Share Count
HAMILTON, Bermuda, May 3, 2007 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2007. Adjusted income derived from operating activities was $349.0 million compared to $370.5 million in the first quarter of last year and $339.6 million in the quarter ended December 31, 2006. Net income was $262.2 million or $0.92 per diluted share compared to $256.8 million or $0.79 per diluted share in the first quarter of last year and $237.8 million or $0.84 per diluted share in the fourth quarter of 2006. Operating Revenues and Earnings from unconsolidated affiliates for this quarter rose to $1.27 billion compared to $1.17 billion in the comparable quarter of the prior year and $1.29 billion in the fourth quarter of 2006. The quarter’s results reflect a reduction in our estimated 2007 tax rate primarily resulting from the increasingly larger proportion of our income expected from International sources. Earnings per share also benefited from a reduced year-over-year share count.
In commenting on these results, Gene Isenberg, Nabors’ Chairman and Chief Executive Officer, said, “These results are particularly noteworthy considering the weaker market conditions that prevailed in our US and Canadian land drilling markets, delays and unexpected costs in three of our other core units, and the incurring of several higher than usual charges. Despite these impediments the Company posted a solid quarter and remains on track to achieve another strong year.
“The unusual charges in the first quarter amounted to nearly $23 million, $12.3 million of which consisted of professional fees and taxes related to the review of Company options granting practices during the last 19 years. The balance consisted of additional legal reserves and asset retirement charges.
“Reviewing our operational results, severe market weakness in Canada and more moderate softness in our U.S. Lower 48 Land Drilling operation produced the most significant impact on Nabors’ performance for the quarter. Results were also impacted by smaller than expected increases in our U.S. Offshore and International units and lower results in our U.S. Land Well Servicing operation, although performance in these units was impacted by circumstances that should largely be isolated to the first quarter.
“Compared to the sequential fourth quarter of 2006, our U. S. Lower 48 Land Drilling operations posted lower but respectable results despite the significant increase in idle rigs and a less significant contraction in margins. We averaged 243 rigs working with 61 rigs idle at the end of the quarter, the majority of which were released in January and February. The decline in our rig count has since moderated and today we have 65 idle rigs, including five which have been reclassified to inactive status and another five which are in the process of being redeployed on long-term contracts in our International operations. We expect second quarter average margins per rig day to reflect another modest decline and then stabilize as 45 new rigs deploy at higher average margins over the balance of the year. Our new rigs are being well received, particularly our M-Series rigs, where the first wells drilled by two of these rigs set new records for two different customers. We have received recent orders and ongoing interest in additional new rigs from customers who also have experience with competitive offerings.

“Our Canadian operations posted sequentially improved results in the seasonally high first quarter, although they represented a 36% reduction compared to the first quarter of 2006. This is indicative of the challenges that characterize this market, which are reflected in our projection of a loss for this unit in the second quarter. We have also sliced our full year expectations to roughly one-half of what we forecast only two quarters ago.
“Our U.S. Well Servicing operation was down modestly as a result of losing roughly 24,000 rig hours of revenue to ice storms in Oklahoma, Texas and California. The outlook for this business remains quite healthy as we continue to see strong demand in most markets with the possible exception of West Texas, where an influx of new rigs by numerous competitors appears to have stemmed demand. At the end of the quarter we had deployed 44 of the 80 new 500 HP Millennium rigs in multiple regions and 10 of the 20 new 200 HP service rigs in California. The remaining rigs in each class are expected to deploy by the end of the year. In the fourth quarter we expect to commence deployment of another 100 new Millennium rigs in a 400 HP configuration, all of which are scheduled to deliver by the end of the first quarter of 2009. Upon completion of this extensive fleet upgrade over 50% of our U.S. Well service fleet will be either new or recently remanufactured, providing us with the industry’s most modern and capable fleet. The acceptance of our new rigs by customers has been good and their enhanced performance, workability and safety features are also proving to be valuable in attracting and retaining the best crews.
“Our U.S. Offshore operations also posted lower results, primarily attributable to the high costs incurred with five rigs moving concurrently during winter storms. These same storms also delayed several rig startups which, combined with a general lack of urgency among customers to commence new projects, further dampened results. Activity has improved since the end of the quarter with two jackups returning to work at steady rates. We also expect to deploy two new barge rigs on initial contracts in May. These rigs along with the rest of our active fleet are expected to achieve high utilization and rates for the balance of the year.
“In our International operations results were flat compared to the fourth quarter and short of our expectations due to a number of factors, the most significant of which was a multi-week shipyard delay in completing regulatory dry-docking for a jackup, retarding its return to work on a long-term contract for Pemex offshore Mexico. Additionally, we incurred higher than usual maintenance costs and start-up delays on multiple other rigs in various venues. The full year outlook remains very strong for this unit and should approximate a doubling of last year’s results, with a continuation of extraordinary growth expected for the foreseeable future. Underpinning this robust outlook is the incremental contribution of new rig deployments last year and this year, as well as the realization of much higher current market rates as long-term contracts renew. During 2006 this operation deployed 21 incremental rigs and currently has commitments underwriting the deployment of 17 more in 2007, with ongoing strong bid flow a reason for further optimism. Included in the 17 rigs are recent commitments for five additional deep land rigs for work in Mexico. These consist of three 2,000 HP and two 1,500 HP rigs, all of which are recently idled from our U.S. Lower 48 land rig fleet and require only minimal capital investment before commencing operations in the second quarter.
“Alaska’s seasonally strong first quarter doubled its fourth quarter result and represented a three-fold increase over the same quarter last year. We expect to achieve the same magnitude of increase for the full year as rates are improving rapidly and demand is increasing for a limited supply of rigs. This operation will continue to be an increasingly significant contributor as two new heli-portable rigs deploy on long-term contracts later this year and the prospects for additional new rigs are promising.
“Our Other Operating Segments continues to post excellent results on the strength of a strong construction and rig support season in Alaska, solid results in Ryan Energy Technologies, and ongoing improvement in Canrig and EPOCH. Our SeaMar operations that are included in this segment will be sold by mid year. Our Oil and Gas operations are achieving numerous successes, but near-term income results continue to be dampened by front loaded expenses related to seismic and geologic evaluation costs. Our previously announced new joint venture, NFR Energy, has installed an experienced, high quality management team and has commenced selected investments in several attractive projects.
“Going forward we expect to see a lower but strong level of income for the seasonally low second quarter. Subsequent quarters should show steady improvement, culminating in another strong year in 2007. Supporting this view are indications our U.S. Lower 48 Land drilling operations are stabilizing and likely to post a very solid year with results that should be approximately 75-80% of last year’s level. Furthermore, we anticipate that future quarters in Canada will be in line with our greatly reduced expectations. Meanwhile, we expect meaningful improvements in our U.S. Well Servicing and U.S. Offshore entities, while our Alaskan and International businesses should post much larger incremental improvement.”
The Nabors companies own and operate approximately 640 land drilling and approximately 795 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of: 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. Nabors markets 25 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2007	2006	2006
Revenues and other income:
Operating revenues	$1,260,643	$1,163,926	$1,293,758
Earnings (losses) from unconsolidated affiliates	12,441	4,399	1,070
Investment income	28,709	13,870	34,254

Total revenues and other income	1,301,793	1,182,195	1,329,082

Costs and other deductions:
Direct costs	697,304	614,617	690,631
General and administrative expenses	114,974	88,797	150,458
Depreciation and amortization	105,228	81,389	104,236
Depletion	6,625	13,017	9,919
Interest expense	13,049	8,055	12,603
Losses on sales of long-lived assets, impairment charges and other expense (income), net	14,038	4,029	12,344

Total costs and other deductions	951,218	809,904	980,191

Income before income taxes	350,575	372,291	348,891

Income tax (benefit) expense:
Current	110,081	61,425	91,509
Deferred	(21,668)	54,103	19,593

Income tax expense	88,413	115,528	111,102

Net income	$262,162	$256,763	$237,789

Earnings per share (1):
Basic	$.95	$.82	$.86
Diluted	$.92	$.79	$.84

Weighted-average number of common shares outstanding (1):
Basic	276,942	312,990	276,003

Diluted	284,814	324,536	284,419

Adjusted income derived from operating activities (2)	$348,953	$370,505	$339,584

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

1-1

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2007	2006
ASSETS
Current assets:
Cash and short-term investments	$951,012	$1,140,016
Accounts receivable, net	1,130,614	1,109,738
Other current assets	332,573	255,102

Total current assets	2,414,199	2,504,856
Long-term investments	549,773	513,269
Property, plant and equipment, net	5,810,745	5,410,101
Goodwill, net	372,596	362,269
Other long-term assets	433,093	351,808

Total assets	$9,580,406	$9,142,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other current liabilities	$942,649	$854,360

Total current liabilities	942,649	854,360
Long-term debt	4,004,660	4,004,074
Other long-term liabilities	801,582	747,216

Total liabilities	5,748,891	5,605,650
Shareholders’ equity	3,831,515	3,536,653

Total liabilities and shareholders’ equity	$9,580,406	$9,142,303

Cash, short-term and long-term investments	$1,500,785	$1,653,285

Funded debt to capital ratio: (1)
- Gross	0.48:1	0.50:1
- Net of cash and investments	0.37:1	0.37:1
Interest coverage ratio: (2)	35.1:1	39.2:1

(1)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(2)	The interest coverage ratio is a trailing twelve-month computation of the sum of income before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Quarter Ended
	March 31,		December 31,
(In thousands, except rig activity)	2007	2006	2006
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$452,596	$426,350	$496,992
U.S. Land Well-servicing	182,218	160,733	185,965
U.S. Offshore	55,775	43,526	59,377
Alaska	47,836	26,806	34,902
Canada	193,280	226,557	172,040
International	224,482	146,895	234,973

Subtotal Contract Drilling (2)	1,156,187	1,030,867	1,184,249
Oil and Gas (3)	13,129	29,837	10,623
Other Operating Segments (4) (5)	156,920	151,703	167,081
Other reconciling items (6)	(53,152)	(44,082)	(67,125)

Total	$1,273,084	$1,168,325	$1,294,828

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$172,926	$179,731	$209,909
U.S. Land Well-servicing	43,356	46,070	51,944
U.S. Offshore	15,049	10,454	13,715
Alaska	16,567	4,242	7,793
Canada	53,128	83,102	39,593
International	66,018	37,497	62,563

Subtotal Contract Drilling (2)	367,044	361,096	385,517
Oil and Gas (3)	1,128	13,436	(3,686)
Other Operating Segments (4) (5)	20,808	20,567	14,177
Other reconciling items (7)	(40,027)	(24,594)	(56,424)

Total	348,953	370,505	339,584
Interest expense	(13,049)	(8,055)	(12,603)
Investment income	28,709	13,870	34,254
Losses on sales of long-lived assets, impairment charges and other income (expense), net	(14,038)	(4,029)	(12,344)

Income before income taxes	$350,575	$372,291	$348,891

Rig activity:
Rig years: (8)
U.S. Lower 48 Land Drilling	243.0	253.4	256.2
U.S. Offshore	17.2	14.9	16.8
Alaska	9.5	7.2	10.0
Canada	58.1	73.3	49.4
International (9)	111.6	86.3	107.8

Total rig years	439.4	435.1	440.2

Rig hours: (10)
U.S. Land Well-servicing	299,088	311,768	302,967
Canada Well-servicing	97,588	121,224	86,210

Total rig hours	396,676	432,992	389,177

1-3

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $1.7 million, $.7 million and $(1.8) million for the quarters ended March 31, 2007 and 2006 and December 31, 2006, respectively.

(3)	Represents our oil and gas exploration, development and production operations.

(4)	Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $10.7 million, $3.7 million and $2.9 million for the quarters ended March 31, 2007 and 2006 and December 31, 2006, respectively.

(6)	Represents the elimination of inter-segment transactions.

(7)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the quarters ended March 31, 2007, 2006 and December 31, 2006, respectively.

(10)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Quarter Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2007	2006	2006
Net income (numerator):
Net income — basic	$262,162	$256,763	$237,789
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	—	—

Adjusted net income — diluted	$262,162	$256,763	$237,789

Earnings per share:
Basic	$.95	$.82	$.86
Diluted	$.92	$.79	$.84
Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	276,942	312,990	276,003
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	7,872	10,986	8,416
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	560	—

Weighted-average number of shares outstanding — diluted	284,814	324,536	284,419

1-4

(1)	Diluted earnings per share for the quarters ended March 31, 2007 and December 31, 2006 does not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the quarters ended March 31, 2007 and December 31, 2006. The $2.75 billion notes were issued during the quarter ended June 30, 2006 and had no effect on first quarter’s 2006 earnings per share calculation.

(2)	Diluted earnings per share for the quarters ended March 31, 2007 and 2006 and December 31, 2006 excludes approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82.8 million zero coupon convertible senior debentures. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $50.

(3)	Diluted earnings per share for the quarters ended March 31, 2007 and December 31, 2006 does not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter. This was the case for the quarter ended March 31, 2006, and is therefore included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the quarter ended March 31, 2006.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of our subsidiary, Nabors Exchangeco (Canada) Inc., respectively: 276.8 million and .2 million shares for the quarter ended March 31, 2007; 312.8 million and .2 million shares for the quarter ended March 31, 2006; and 275.8 million and .2 million shares for the quarter ended December 31, 2006. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive. The average number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 4,963,038 and 1,000,750 shares during the quarters ended March 31, 2007 and 2006, respectively, and 4,652,025 shares during the quarter ended December 31, 2006. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the treasury stock method of accounting. Restricted stock will similarly be included in our diluted earnings per share computation using the treasury stock method of accounting in any period where the amount of restricted stock exceeds the number of shares assumed repurchased in those periods based upon future unearned compensation.

1-5